Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Contact: Mike Banas Ashton Partners 312-553-6704 Direct Investor Contact: Bryan Raassi Ashton Partners 877-934-4687 investor@wfinet.com

WFI ANNOUNCES CLOSE OF $24 MILLION SALE OF WIRELESS DEPLOYMENT
BUSINESS TO PLATINUM EQUITY

SAN DIEGO, CA, JULY 24, 2007—WFI (NASDAQ: WFII), a leader in information technology solutions, command and control systems, weapon systems operations and maintenance and enterprise security solutions, announced today that it has completed the previously announced agreement to sell its Wireless Deployment business to an affiliate of private equity firm Platinum Equity.  The transaction is valued at $24 million in total consideration, and, with the closing of this transaction, WFI has received approximately $18 million in cash.  The balance of $6 million is payable in a three-year earn-out arrangement through 2010.  The deal also includes a Transition Services Agreement for the transition of certain services for a period of six months.  The assets sold to Platinum Equity include all of WFI’s Wireless Deployment business, and the Wireless Facilities name.  The Company is planning to launch under a new name, new stock ticker and new overall brand soon.

About WFI

Headquartered in San Diego, CA, WFI is a leading provider of professional services in the areas of defense, technology, and security solutions.  WFI specializes in IT services, command, control, communications, computers and Intelligence (C4I), weapon systems operations and maintenance, and security and surveillance solutions.   WFI performs work for a range of federal government agencies, including the U.S. Department of Defense, various state and local agencies, and Fortune 1000 enterprise companies.  News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding the Company’s growth prospects that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: changes in the scope or timing of the Company’s projects; changes or cutbacks in spending by the U.S. Department of Defense, which could cause delays or cancellations of key government contracts; the timing, rescheduling or cancellation of significant customer contracts and agreements; failure to successfully consummate acquisitions or integrate acquired operations; and competition in the marketplace which could reduce revenues and profit margins; risks that the stock option review will not be completed in a timely manner; risks that the Company will not be able to file its required reports with the SEC by the deadlines established by the NASDAQ and therefore become subject to delisting; risks that the review and the announcement thereof will cause disruption of the Company’s operations and distraction of its management; risks that the review will identify other issues not currently being considered that could delay or alter the results of the review; risks of adverse regulatory action or litigation; risk that the Company’s lender will declare a default under the Company’s line of credit. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006 and in other filings made with the Securities and Exchange Commission.